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             10990 Roe Avenue
             Overland Park, KS 66211-1213
             (913) 696-6100
             (913) 696-6116 FAX
                                                   N E W S  R E L E A S E
Y E L L O W  C O R P O R A T I O N
             --------------------------------------------------------------


             NOVEMBER 18, 2003

             FOR IMMEDIATE RELEASE

             YELLOW ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD

             OVERLAND PARK, KAN. --- Yellow Corporation (NASDAQ: YELL) (Yellow) today announced the expiration of the Hart-Scott-Rodino waiting period related to its pending acquisition of Roadway Corporation (NASDAQ: ROAD) (Roadway). The waiting period was related to the U.S. Department of Justice Antitrust Division review of the transaction.

             "Today, Yellow and Roadway have satisfied another important condition required for the completion of the Roadway acquisition," said Bill Zollars, Yellow Chairman, President, and CEO. "Both companies look forward to the opportunities that lie ahead."

             Yellow and Roadway are each scheduled to hold special stockholder meetings on December 9, 2003 to consider approval of the transaction. Assuming stockholder approvals and the successful completion of financing, the Roadway transaction could close as early as December 11, 2003.


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             Yellow Corporation, a Fortune 500 company, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

             Roadway Corporation, a Fortune 500 company included in the Dow Jones Transportation Average, is a holding company that through its operating subsidiaries offers its customers a wide range of transportation services. Its principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading transporter of industrial, commercial and retail goods in the two to five day regional and long-haul markets. Roadway Next Day Corporation is focused on business opportunities in the shorter-haul regional and next day markets. Headquartered in Akron, Ohio, Roadway Corporation employs approximately 27,000 people.



             Analyst Contact:     Stephen Bruffett
                                  Yellow Corporation
                                  913-696-6108
                                  steve.bruffett@yellowcorp.com

             Media Contact:       Suzanne Dawson
                                  Linden Alschuler & Kaplan
                                  212-329-1420
                                  sdawson@lakpr.com